Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt	Christine Mohrmann
	KVH Industries	FTI Consulting
	401-847-3327	212-850-5600
pspratt@kvh.com

KVH Industries Reports Third Quarter 2011 Results

•	VSAT business continues to grow strongly; unit shipments up 77% YOY

•	Signed a multi-year service and support contract with LiveTV for aviation satellite TV antennas

MIDDLETOWN, RI – October 26, 2011 – KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the third quarter ended September 30, 2011. Revenue for the third quarter of 2011 was $25.6 million, down 8% from the quarter ended September 30, 2010. Diluted earnings per share for the quarter totaled $0.04 on net income of $0.6 million. During the same period last year the company reported net income of $0.6 million or $0.04 per diluted share on revenues of $27.8 million. Excluding transaction costs associated with the acquisition of Virtek Communication, and a change to the deferred income tax valuation allowance, 2010 quarterly adjusted net income was $1.6 million, and adjusted diluted EPS was $0.11.

For the nine months ended September 30, 2011, revenue was $80.6 million, down 5% compared to $85.2 million for the nine months ended September 30, 2010. KVH reported a net loss of $0.7 million or $0.05 on a per share basis for the first nine months of 2011. During the same period last year, the company reported net income of $8.0 million or $0.54 on a per diluted share basis. Excluding transaction costs associated with the acquisition of Virtek Communication and changes to the deferred income tax valuation allowance, 2010 nine months year to date adjusted net income was $5.0 million, and adjusted diluted EPS was $0.34.

“Although total revenue for the third quarter was lower than expected, we saw continued strong growth in our mini-VSAT Broadband business, which increased 51% year over year,” said Martin

Kits van Heyningen, KVH’s chief executive officer. “Unit sales of our mini-VSAT Broadband TracPhone® systems were up 77% compared to the same quarter last year. Revenue from our fiber optic gyro (FOG) solutions was well below our expectations, due primarily to delays in customer programs.”

In the third quarter of 2011, mobile communications revenue was $17.9 million, a 17% increase on a year-over-year basis.

KVH’s guidance and stabilization revenue from the company’s fiber optic gyro (FOG) solutions, TACNAV® military navigation systems, and related services was $7.7 million in the third quarter of 2011, down 38% on a year-over-year basis.

“Clearly the weak economy and continued uncertainty impacted our results in the third quarter,” explained Mr. Kits van Heyningen. “Going forward, we are assuming that decision cycles for some commercial and government projects will take longer in the current economic environment and we are planning accordingly. However, we are entering the fourth quarter with a stronger order backlog that gives us better visibility than we had in the third quarter.

Our FOG and TACNAV businesses continue to have excellent potential. Our new DSP-1750 fiber optic gyro is generating a good deal of interest and KVH FOGs are being designed into important new programs. Our TACNAV business continues to show signs of resurgence, and we anticipate significant follow-on orders during the coming quarters. Although we had no product revenue from our aeronautical business in the third quarter, we entered into a three year service and support agreement with LiveTV and began to see service revenue from this agreement in September.”

Addressing the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “For the quarter, gross margin of 40.6% was better than expected and showed an improvement of 140 basis points over the second quarter. This was, in part, the result of the growth of our mini-VSAT Broadband airtime services and the associated positive leverage of our network infrastructure, improved manufacturing efficiencies and some favorable overall product mixes.

The sequential improvement in our mini-VSAT Broadband airtime service gross margin was quite positive. Compared to the second quarter of this year, gross profit from our VSAT airtime services approximately doubled, and the gross margin percentage improved by about 800 basis points. We also slowed some of our operating spending plans as we saw signs that revenue for the quarter might be below our expectations.

The third quarter EPS included the benefit that resulted from reaching agreement with LiveTV relative to the termination of our original antenna development and production agreement. This benefit was approximately $840,000 and was recorded as Other Income. During the quarter we repurchased approximately 282,000 shares of our common stock. The repurchase program has continued in the fourth quarter.”

Looking ahead to the fourth quarter, Mr. Spratt said, “We expect to see continuing strong year-over-year growth in our mini-VSAT Broadband business, with both total revenue and unit sales exceeding the growth rates we reported for the third quarter. We also have a substantial backlog for fourth quarter delivery of our TACNAV military navigation products. On the other hand, we have lowered our expectations for near term revenue from the CROWS II program because the visibility to demand is currently very limited. With these factors as the basis, fourth quarter revenue is projected to be in the range of $31 to $34 million, and the bottom line earnings are projected to be in the range of $0.08 to $0.14 per share. Our effective tax rate for the year is projected to be modestly negative. We expect that our strategic growth businesses, along with anticipated new orders for our TACNAV products, will drive solid top line growth and improved margins in 2012. The recurring nature of our airtime services revenue stream provides a solid base of business for the future. If the worldwide economies show any signs of improvement, we believe we are positioned to leverage that to our benefit as well.”

Mr. Kits van Heyningen concluded, “We are fully confident in the development of our strategic businesses. Our products and services are being broadly adopted in the markets in which we compete, and we continue to increase our market share. We fully expect to see continuing strong long-term growth in each of our strategic markets.”

Recent Operational Highlights:

•

On October 20, 2011, KVH Industries Pte Ltd. opened our new Asia-Pacific headquarters office, , which features a showroom, test center, and training center for partners and customers in this key region.

•

On September 20, 2011, KVH announced that MOL (LNG), subsidiary of leading Japanese multi-modal transport company MOL, chose KVH’s TracPhone V7 and global SATCOM service to enhance business and crew communications aboard its tankers.

•

On September 14, 2011, KVH introduced the 1-meter TracVision HD11, the world’s most sophisticated marine satellite TV system, which allows boaters to enjoy HDTV programming from services around the world using an exclusive, digitally programmable multi-beam Universal World LNB.

•

On September 6, 2011, KVH announced that mini-VSAT Broadband service was live and available in South America, completing the global rollout plan and making mini-VSAT Broadband the world’s largest marine Ku-band network.

•	On August 22, 2011, KVH produced its 50,000th fiber optic gyro, reinforcing its reputation as a key provider of guidance and stabilization solutions for military and commercial applications.

KVH is webcasting its third quarter conference call live at 10:30 a.m. Eastern time today through the company’s website. The conference call can be accessed at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, anticipated profitability, anticipated orders for our mobile communication, guidance and stabilization products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and TracPhone V3 and related services to improve airtime gross margins; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal and other factors, particularly with respect to the TracPhone V7 and V3; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2011. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Sales:
Product	$17,987	$21,598	$61,203	$70,010
Service	7,634	6,165	19,400	15,231

Net sales	25,621	27,763	80,603	85,241

Costs and expenses:
Costs of product sales	9,745	11,688	33,756	38,498
Costs of service sales	5,464	4,537	15,360	11,907
Research and development	2,792	2,934	8,645	8,017
Sales, marketing and support	5,614	4,380	16,790	13,615
General and administrative	2,312	2,955	7,789	7,635

Total costs and expenses	25,927	26,494	82,340	79,672

(Loss) income from operations	(306)	1,269	(1,737)	5,569

Interest income	65	70	198	253
Interest expense	64	61	177	143
Other income (expense), net	872	(15)	887	48

Income (loss) before income tax benefit (expense)	567	1,263	(829)	5,727
Income tax benefit (expense)	33	(626)	85	2,301

Net income (loss)	$600	$637	$(744)	$8,028

Net income (loss) per common share:
Basic	$0.04	$0.04	$(0.05)	$0.56

Diluted	$0.04	$0.04	$(0.05)	$0.54

Weighted average number of common shares outstanding:
Basic	14,877	14,483	14,843	14,360

Diluted	15,058	14,854	14,843	14,786

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2011	December 31, 2010
ASSETS

Cash, cash equivalents and marketable securities	$32,895	$37,307
Accounts receivable, net	19,272	18,770
Inventories	19,586	14,765
Deferred income taxes	561	944
Other current assets	2,969	2,734

Total current assets	75,283	74,520

Property and equipment, net	29,383	23,044
Deferred income taxes	5,524	4,982
Goodwill	4,572	4,517
Intangible assets, net	2,062	2,272
Other non-current assets	4,288	5,863

Total assets	$121,112	$115,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,348	$12,814
Deferred revenue	1,664	1,011
Current portion of long-term debt	129	124

Total current liabilities	15,141	13,949

Other long-term liabilities	8	1,262
Long-term debt, excluding current portion	3,586	3,684
Line of credit	6,500	—
Stockholders’ equity	95,877	96,303

Total liabilities and stockholders’ equity	$121,112	$115,198

KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

Net Income Excluding Transaction Costs Related to Business Acquisition and Income Tax

Benefit from Change in Deferred Income Tax Asset Valuation Allowance

(in thousands, unaudited)

	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010

Net Income - GAAP	$637	$8,028

Transaction costs related to business acquisition of Virtek Communication AS	500	525
Income tax expense (benefit) from change in deferred income taxes valuation allowance	441	(3,541)

Net Income - Adjusted	$1,578	$5,012

Net income per common share - Adjusted:
Basic	$0.11	$0.35

Diluted	$0.11	$0.34

Note: The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented for both periods. As a result, the inconsequential impact to the diluted share number has not been included.

Adjusted net income excluding both the transaction costs related to the acquisition of Virtek Communication AS as well as the income tax expense (benefit) from the change in deferred income tax asset valuation allowance for the three and nine months ended September 30, 2010 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net income may differ from models used by other companies and should not be considered as an alternative to net income prepared in accordance with US GAAP as an indicator of our operating performance.

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